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                             STOCKHOLDERS' AGREEMENT

                                  by and among

                        GLOBAL PHARMACEUTICAL CORPORATION
            (known as Impax Laboratories, Inc. at the Effective Time)

                                       and

                           THE INVESTORS NAMED HEREIN







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                  STOCKHOLDERS' AGREEMENT, dated as of December ___, 1999, by and among (i) GLOBAL PHARMACEUTICAL CORPORATION, a Delaware corporation (the "Company" or "Global"), (ii) CHARLES HSIAO ("Hsiao"), LARRY HSU ("Hsu") and BARRY R. EDWARDS ("Edwards") (collectively, the "Key Senior Executives"), (iii) FLEMING US DISCOVERY FUND III, L.P. and FLEMING US DISCOVERY OFFSHORE FUND III, L.P. (collectively, the "Fleming Funds") and (iv) CHINA DEVELOPMENT INDUSTRIAL BANK, INC., PRESIDENT (BVI) INTERNATIONAL INVESTMENT HOLDINGS, LTD., CHEMICAL COMPANY MALAYSIA (BERHAD), EUROC II VENTURE CAPITAL CORP., EUROC III VENTURE CAPITAL CORP., MULTIVENTURE TECHNOLOGIES, INC. and TAI-I ELECTRIC WIRE & CABLE CO., LTD. (collectively, the "Impax Stockholders," and together with the Fleming Funds, the "Series 1 Stockholders"). The Series 1 Stockholders, any Series 1 Holder and any Transferee are collectively referred to herein as the "Investor Group" and, individually, an "Investor." Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in
Article I.


                                    RECITALS


                  WHEREAS, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 26, 1999 ( the "Merger Agreement"), by and between Global and Impax Pharmaceuticals, Inc. ("Impax"), at the Effective Time, (i) Impax will be merged with and into Global (the "Merger"), with Global being the surviving corporation in the Merger (with the surviving corporation's name changed to Impax Laboratories, Inc.) (the "Surviving Corporation" or the "Company"; the term "Global" shall be used herein solely to refer to the entity prior to the Merger), (ii) each issued and outstanding share of the common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Impax will be converted into shares of common stock, $.01 par value, of the Company ("Company Common Stock"), (iii) each issued and outstanding share of Series D Preferred Stock of Impax will be converted into shares of Series 1-B Convertible Preferred Stock of the Company, (iv) each issued and outstanding share of Series C Convertible Preferred Stock of Global will be converted into shares of Company Common Stock and (v) each issued and outstanding share of Series D Convertible Preferred Stock of Global will be converted into shares of Series 1-A Convertible Preferred Stock of the Company. The Series 1-A Convertible Preferred Stock and the Series 1-B Convertible Preferred Stock are collectively referred to herein as the "Series 1 Preferred" and the Series 1 Preferred owned at the Effective Time is referred to herein as the "Shares," and together with the Company Common Stock, "Company Stock";

                  WHEREAS, at the Effective Time the parties hereto will hold Shares as set forth on Schedule 1 hereto;

                  WHEREAS, at the Effective Time, each of the Key Senior Executives will hold Company Stock as set forth on Schedule 2 hereto (such shares, along with any shares of




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Company Stock or other equity securities of the Company that such Key Senior
Executive may subsequently acquire, referred to collectively as "Executive Shares");

                  WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Merger Agreement; and

                  WHEREAS, this Agreement shall be effective as of the Effective Time.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

                  1.1      Defined Terms.

                  (a) The following defined terms, when used in this Agreement, have the respective meanings set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):


                  "Affiliate", when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof (other than a director elected pursuant to Section 4(c) of the Series 1 Certificate of Designations) and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Securities Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The holding of Shares (or of Conversion Shares obtained upon conversion of Shares) and the rights under the Series D Purchase Agreement, the Series 1 Certificate of Designations, this Stockholders' Agreement or the Amended and Restated Registration Rights

                                       -2-


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         Agreement (or the exercise of any such rights, including, without limitation, nominating a director to the Board of the Company), shall not cause an Investor to be deemed an "Affiliate" of the Company.

                  "Agreement" means this Stockholders' Agreement (together with exhibits and schedules) as from time to time assigned, supplemented or amended or as the terms hereof may be waived. This Agreement shall supersede the Series D Stockholders' Agreement in accordance with
         Section 9.2 hereto.

                  "Amended and Restated Registration Rights Agreement" means the Registration Rights Agreement, dated as of _________________, among the Series 1 Stockholders, as the same may be amended, modified or supplemented from time to time, which supersedes the Registration Rights Agreement in accordance with Section 9.2 hereto.

                  "Board" or "Board of Directors" means with respect to any Person which is a corporation, a business trust or other entity, the board of directors or other group, however, designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

                  "Business Day" means any day other than a Saturday, Sunday or any day on which banks in the location of the office of the Company provided for in Section 9.13 hereof are authorized or obligated to close.

                  "Capitalized Leases" means any lease to which the Company is party as lessee, or by which it is bound, under which it leases any property (real, personal or mixed) from any lessor other than the Company, and which either is required to be capitalized in accordance with generally accepted accounting principles consistently applied, or, even if not so required to be capitalized, shall have (or have had), at the time first entered into, an initial term of greater than three (3) years (including leases of shorter duration which are or were extendible to a total term greater than three (3) years at the option of the lessor). The value of Capitalized Leases, as of the time of any determination thereof, shall mean the sum of the then present values, determined as hereinafter provided, of future obligations of lessees under then existing Capitalized Leases. To compute the value of any Capitalized Lease, the following methods shall be used, as applicable:

                  (a) values of leases required to be capitalized in accordance with generally accepted accounting principles shall be computed in accordance with such principles; and

                  (b) values of other leases (and values of contracts or other items which this Agreement provides are to be valued as if they were Capitalized Leases)

                                       -3-


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                           shall be computed by discounting, to the date of
                           determination, at an assumed interest rate of eight percent (8%) per annum, the minimum amount of future rental payments that will be due under the related documentation, including rental payments that may be due during extensions which are at the other party's option, but excluding any amounts in respect of insurance on, taxes on and/or maintenance of the properties subject to such leases (provided that such amounts are owed and paid only to the extent actually incurred).

                  "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

                  "Common Stock" means the Company's Common Stock, par value $.01 per share, and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of capital stock of the Company or which has ordinary voting power for the election of directors of the Company; provided that Common Stock shall not include the Series 1 Preferred.

                  "Consolidated" or "consolidated", when used with reference to any financial term in this Agreement, means the aggregate for the Company of the amounts signified by such term for all such Persons, with intercompany items eliminated, and, with respect to net worth, after eliminating the portion of net worth properly attributable to minority interests, if any, in the capital of any such Person (other than in the capital of the Company) and otherwise as determined in accordance with generally accepted accounting principles consistently applied (except as otherwise expressly provided herein).

                  "Conversion Share" or "Conversion Shares" means the shares of the Company's Common Stock obtained or obtainable upon conversion of Shares and shall also include any capital stock or other securities into which Conversion Shares are changed and any capital stock or other securities resulting from or comprising a reclassification, combination or subdivision of, or a stock dividend on, any Conversion Shares. In the event that any Conversion Shares are disposed of or transferred either in a public offering pursuant to a registration statement under the Securities Act or pursuant to a Rule 144 Transaction, then the transferees of such Conversion Shares shall not be entitled to any benefits under this Agreement with respect to such Conversion Shares and such Conversion Shares shall no longer be considered to be "Conversion Shares" for purposes of any consent or waiver provision of this Agreement.


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                  "Director Holder" shall have the meaning given it in the
         Series 1 Certificate of Designation.

                  "Effective Time" shall have the same meaning herein as set forth in the Merger Agreement.

                  "Environmental Laws" means all federal, state, local, foreign, civil and criminal laws, statutes, ordinances, orders, codes, Environmental Permits, rules, policies, and regulations and common law relating to the protection of the environment and human health or relating to the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials, including but not limited to the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq.; The Occupational Safety and Health Act, 29 U.S.C. ss. 651; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136y et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., all as may be amended or superseded from time to time.

                  "Environmental Lien" means Liens arising under or pursuant to any Environmental Law.

                  "Environmental Permits" means all permits, licenses, approvals, authorizations or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

                  "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) which is under "common control" with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code).

                  "Fleming Holders" means (I) the Fleming Funds and (II) any Affiliate, officer or employee of an Affiliate or investment fund managed by an Affiliate of the Fleming Funds to which the Fleming Funds may transfer record and/or beneficial ownership of the Shares or the Conversion Shares. The transferor and the transferee shall notify the Company in writing as to the transferee's status as a Fleming Holder in accordance with this definition, and shall notify the Company if such transferee ceases to be a Fleming Holder.


                                       -5-


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                  "GAAP" means U.S. generally accepted accounting principles, consistently applied.

                  "Governmental Authority" means any federal, state, or local governmental agency or authority (including regulatory authority) having jurisdiction over the Company or any of its respective assets or businesses.

                  "Guaranty" means (i) any guaranty or endorsement of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor (directly or indirectly) on the basis of any promise or undertaking of another Person (a) to pay the indebtedness of such obligor, (b) to purchase an obligation owed by such obligor, (c) to purchase or lease assets (or to provide funds, goods or services) under circumstances that would enable such obligor to discharge one or more of its obligations or (d) to maintain the capital, working capital, solvency or general financial condition of such obligor, in each case whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto and (iii) any liability as a general partner of a partnership in respect of indebtedness or other obligations of such partnership; provided, however, that the term "Guaranty" shall not include (1) endorsements for collection or deposit in the ordinary course of business, (2) any guaranty of indebtedness of the Company by a subsidiary of the Company or (3) obligations of the Company which would constitute Guaranties solely by virtue of the continuing liability of a Person which has sold assets subject to liabilities for the liabilities which were assumed by the Person acquiring the assets, unless such liability is required to be carried on the consolidated balance sheet of the Company. The amount of any Guaranty and the amount of indebtedness resulting from such Guaranty shall be the maximum amount of the guarantor's potential obligation in respect of such Guaranty.

                  "Hazardous Materials" means any petroleum, petroleum hydrocarbons, petroleum waste or petroleum products, underground storage tanks, asbestos or asbestos-containing materials, pesticides, lead and lead-containing materials, urea formaldehyde insulation and polychlorinated biphenyls (PCBs), ionizing and non-ionizing radiation including radon and electromagnetic frequency radiation; and any chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law.

                  "Impax Holders" means (i) the Impax Stockholders and (ii) any Affiliate, officer or employee of an Affiliate or investment fund managed by an Affiliate of the Impax Stockholders to which the Impax Stockholders may transfer record and/or beneficial ownership of any shares of the Shares or the Conversion Shares. The transferor and the transferee shall notify the Company in writing as to the transferee's status as an Impax

                                       -6-


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         Holder in accordance with this definition, and shall notify the Company if such transferee ceases to be an Impax Holder.

                  "Indebtedness" of any Person means, without duplication, as of any date as of which the amount thereof is to be determined, (i) all obligations of such Person to repay money borrowed (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations under letters of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid), (ii) all Capitalized Leases in respect of which such Person is liable as lessee or as the guarantor of the lessee, (iii) all monetary obligations which are secured by any Lien existing on property owned by such Person whether or not the obligations secured thereby have been incurred or assumed by such Person, (iv) all conditional sales contracts and similar title retention debt instruments under which such Person is obligated to make payments, (v) all Guarantees by such Person and (vi) all contractual obligations (whether absolute or contingent) of such Person to repurchase goods sold and distributed. "Indebtedness" shall not include, however, any unfunded obligations in any employee pension benefit plan (as defined in ERISA) of the Company.

                  "Investment" means, with respect to any Person, (i) any loan, advance or extension of credit by such Person to, and any contributions to the capital of, any other Person, (ii) any Guaranty by such Person,
         (iii) any interest in any capital stock, equity interest or other securities of any other Person, other than joint venturers, partnering entities or other entities with which the Company has a business relationship or a strategic reliance, up to an aggregate of $1,000,000,
         (iv) any transfer or sale of property of such Person to any other Person other than upon full payment, in cash or other consideration, of not less than the agreed sale price bargained on an arms-length basis and (v) any commitment or option to make an Investment if, in the case of an option, the consideration therefor exceeds $10,000, and any of the foregoing under clauses (i) through (v) shall be considered an Investment whether such Investment is acquired by purchase, exchange, merger or any other method; provided, that the term "Investment" (1) shall not include an Investment in the Company, (2) shall not include current trade and customer accounts receivable and allowances, provided they relate to goods furnished in the ordinary course of business and are given in accordance with the customary practices of the Company,
         (3) shall not include temporary investments of excess cash of the Company in any of the following: (A) investment grade obligations maturing within one year of their issuance which as to principal and interest constitute direct obligations of, or obligations guaranteed by, the United States of America, (B) negotiable certificates of deposit of banks or trust companies which are organized under the laws of the United States of America or any state thereof and which have capital and surplus of at least $500,000,000, (C) commercial paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Service, Inc. or Standard & Poor's Corporation or

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         their successors, (D) any repurchase agreement secured by any one or more of the foregoing and (E) money market funds primarily investing in any of the foregoing securities and sponsored by or affiliated with nationally recognized brokerage or investment advisory firms, and (4) shall not include Investments of the Company existing immediately after the Effective Time and disclosed on Schedule 3 hereto.

                  "Joinder Agreement" means a Joinder Agreement substantially in the form attached hereto as Exhibit A.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing; provided that the term "Lien" shall not include Permitted Liens.

                  "Outside Directors" means those directors on the Company's Board of Directors at any time who are not otherwise Affiliates of or employed by the Company.

                  "Outstanding" or "outstanding" means (a) when used with reference to the Shares or the Conversion Shares as of a particular time, all Shares or Conversion Shares theretofore duly issued except
         (i) Shares and Conversion Shares theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Shares and Conversion Shares have been issued by the Company, (ii) Shares and Conversion Shares theretofore cancelled by the Company and (iii) Shares and Conversion Shares registered in the name of, as well as Shares and Conversion Shares owned beneficially by, the Company, or any of its Affiliates. For purposes of the preceding sentence, in no event shall "Affiliates" include (x) the persons which are identified as "Series 1 Stockholders" on Schedule 1 hereto or (y) any Affiliates of any such persons.

                  "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA.

                  "Permitted Lien" means (i) any Lien for Taxes, governmental charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any imperfections of title, easements, rights of way or similar Liens, zoning laws or land use

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         restrictions as normally exist with respect to property similar in character to the property affected thereby and which individually or in the aggregate with other such Liens, zoning laws or land use restrictions do not materially impair the value or marketability of the property subject to such Liens, zoning laws or land use restrictions or interfere with the use of such property in the conduct of the business of the Company and which do not secure obligations for money borrowed,
         (iii) Liens imposed by any law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's Liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceedings and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, if appropriate, and (iv) any Lien resulting from purchase by the Company of goods in the ordinary course of business as to which Liens are not filed of record.

                  "Person" or "person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

                  "Preferred Director" shall have the meaning given it in the Series 1 Certificate of Designation.

                  "Preferred Stock" means any class of the capital stock of a corporation (whether or not convertible into any other class of such capital stock) which has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of such corporation (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of such corporation. "Preferred Stock" includes, without limitation, the Series 1 Preferred.

                  "Registrable Securities" means (i) any shares of Common Stock issued or issuable upon conversion of the Series 1 Preferred or exercise of the Warrants purchased by the Fleming Funds pursuant to the Series D Purchase Agreements and (ii) any securities issued or issuable with respect to the Common Stock referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have (x) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) been transferred pursuant to a Rule 144 Transaction (or any similar rule then in force) under the Securities Act.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated March 2, 1999, among Global and the Fleming Funds, which shall be superseded by the

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         Amended and Restated Registration Rights Agreement, in accordance with
         Section 9.2 hereto.

                  "Restricted Payment" means (i) every payment in connection with the redemption, purchase, retirement or other acquisition by or on behalf of the Company of any shares of the Company's capital stock (as defined below), whether or not owned by the Company, (ii) any prepayments or repayments made on Indebtedness of the Company, (iii) every payment to or on behalf of any Affiliate of the Company on account of or with respect to any lease arrangements, and (iv) every payment by or on behalf of the Company (whether as repayment or prepayment of principal or as interest or otherwise) on or with respect to (A) any obligation to repay money borrowed owing to any Affiliate of the Company or (B) any obligation, to any Person, of any Affiliate of the Company or to any other holder of shares of the Company's capital stock (as defined below), which obligation is assumed, or is the subject of a Guaranty, by the Company; provided, however, (a) that the restrictions of the foregoing clause (i) shall not apply to (A) any payment in respect of capital stock of the Company to the extent payable in shares of the capital stock of the Company, (B) any redemption of the Series 1 Preferred or (C) any redemption or repurchase pursuant to the 1995 Stock Incentive Plan as in effect on the date hereof, or other similar equity plan to be adopted by the Company, (b) that the restrictions of the foregoing clause (ii) shall not apply to any regularly scheduled prepayment or repayment of Indebtedness, provided that such Indebtedness being prepaid or repaid is not at the time of such prepayment or repayment or at any prior time thereto owing to an Affiliate of the Company, and (c) that none of the foregoing clauses shall apply to any payments, distributions or other transfers or actions on or with respect to the Shares or the Conversion Shares or to the Investors (or holders of Shares or the Conversion Shares) under this Agreement. For purposes of this definition, "capital stock" shall also include warrants and other rights and options to acquire shares of capital stock (whether upon exercise, conversion, exchange or otherwise).

                  "Rule 144" means (i) Rule 144 under the Securities Act as such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

                  "Rule 144A" means (i) Rule 144A under the Securities Act as such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

                  "Rule 144 Transaction" means a transfer of Conversion Shares
         (A) complying with Rule 144 as such Rule is in effect on the date of such transfer (but not including a sale other than pursuant to "brokers' transactions" as defined in clauses (1) and (2) of paragraph
         (g) of such Rule as in effect on the date hereof) and (B) occurring at a time when Conversion Shares are registered pursuant to Section 12 of the Securities Exchange Act.

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                  "Securities Act" means the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

                  "Series 1 Certificate of Designations" means the Certificate of Designations of Series 1-A Convertible Preferred Stock and Series 1-B Convertible Preferred Stock (as the same may be amended from time to time), in the form attached hereto as Exhibit B.

                  "Series 1 Holder" means the Fleming Holders and the Impax Holders.

                  "Series D Purchase Agreements" means, collectively, the separate Stock and Warrant Purchase Agreements, dated as of March 2, 1999 (as amended by Amendment No. 1, dated as of May 18, 1999), between Global and each of the Fleming Funds.

                  "Series D Stockholders' Agreement" means the Stockholders' Agreement, dated March 2, 1999, among Global, Edwards and the Fleming Funds, which is superseded by this Stockholders' Agreement.

                  "Shares" has the meaning set forth in the recitals hereto. In the event that any Shares are sold either in a public offering pursuant to a registration statement under Section 5 of the Securities Act or pursuant to a Rule 144 Transaction, then the transferees of such Shares shall not be entitled to any benefits under this Agreement with respect to such Shares and such Shares shall no longer be considered to be "Shares" for purposes of any consent or waiver provision of this Agreement.

                  "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

                  "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                  "Transfer" means, with respect to any security, any direct or indirect sale, transfer, assignment, hypothecation, pledge or any other disposition of such security or any interest therein.

                  "Transferee" shall mean any transferee (except for a Series 1 Holder) of Shares or Conversion Shares from a Series 1 Holder. Transferees shall not include a transferee of Shares or Conversion Shares disposed of or transferred in either a public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to Rule 144 under the Securities Act.

                  (b) Unless otherwise provided herein, all accounting terms used in this Agreement shall be interpreted in accordance with GAAP as in effect from time to time, applied on a consistent basis.

                  (c) The following terms, when used in this Agreement, shall have the meanings defined for such terms in the Section set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):

         Term                                                          Section
         ----                                                          -------
         Acceptance Notice                                             3.1(a)
         Buyer                                                         3.1(a)
         Company                                                       Recitals
         Company Common Stock                                          Recitals
         Edwards                                                       Preamble
         Executive Shares                                              Recitals
         Fleming Funds                                                 Preamble
         Fleming Series D Transaction Documents                        9.2
         Global                                                        Preamble
         Hsiao                                                         Preamble
         Hsu                                                           Preamble
         Impax                                                         Recitals
         Impax Stockholders                                            Preamble
         Inclusion Notice                                              3.1(a)
         Inclusion Offer                                               3.1(a)
         Investor                                                      Preamble
         Investor Group                                                Preamble
         Key Senior Executives                                         Preamble
         Merger                                                        Recitals
         Merger Agreement                                              Recitals
         Merger Representations                                        7.1
         Series 1 Preferred                                            Recitals
         Series 1 Stockholders                                         Preamble
         Shelf Registration                                            5.8

         Subsequent Shelf Registration                                 5.8
         Surviving Corporation                                         Recitals
         Transferor Shares                                             3.1(a)


                                   ARTICLE II
                       TRANSFERS OF RESTRICTED SECURITIES

                  2.1 Transfer Restrictions Generally; Securities Act. Except as provided pursuant to Article III herein, each Investor agrees that it will not sell or otherwise dispose of any Shares or Conversion Shares, unless such Shares or Conversion Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or pursuant to an applicable exemption from such registration requirements.

                  2.2 Legends. (a) The Company may endorse on all Series 1 Preferred share certificates the following legends and such other legends as may be required by applicable state securities laws; provided, that no such legend shall be endorsed on any Share certificates which, when issued, are no longer subject to the restrictions of this Article II.

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A STOCKHOLDERS' AGREEMENT, DATED AS OF ______, 1999, AS SUCH AGREEMENT MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER HEREOF AND WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST)."

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS."

                  (b) The certificate issued at any time in exchange or substitution for any certificate bearing such legends (except a new certificate issued upon the completion of a Transfer pursuant to a registered public offering under the Securities Act and made in accordance with the Securities
Act) shall also bear such legends, unless in the opinion of counsel for the Company, the Registrable Securities or Shares represented thereby are no longer subject to the provisions of this Agreement or, in the opinion of the Company (with advice from counsel to the

Company, as the Company may deem appropriate), the restrictions imposed under the Securities Act or state securities laws, in which case the applicable legend (or legends) may be removed.

                  2.3      Joinder Agreement.

                  Each Series 1 Stockholder agrees to cause, upon any Transfer of Shares or Conversion Shares, in accordance with the terms of this Agreement, each Person who receives such Shares or Conversion Shares, to execute a Joinder Agreement and thereby become a party to this Agreement.


                                   ARTICLE III
                               RIGHTS OF INCLUSION

                  3.1 Rights of Inclusion (Management Tag-Along) (a) In the event a Key Senior Executive proposes to Transfer any Executive Shares (the "Transferor Shares") to any Person (the "Buyer"), as a condition to such Transfer, such Key Senior Executive shall cause the Buyer to offer (the "Inclusion Offer") to purchase from each Investor, at each such Investor's option, up to that number of Investor Shares determined in accordance with
Section 3.2 on the same terms and conditions as are applicable to the Transferor Shares (including any consideration to be received by such Key Senior Executive in the form of bonuses, consulting fees, noncompetition payments, pursuant to employment arrangements or similar arrangements), except that each Investor shall not be required to provide any representation, warranty or other undertaking other than with respect to its ownership of, and authority to Transfer, the Investor Shares owned by it free of any liens or encumbrances. Such Key Senior Executive shall provide prompt written notice to each Investor (the "Inclusion Notice") setting forth all the terms and conditions of the Inclusion Offer, and each Investor may accept the Inclusion Offer in whole or in part by providing a written notice of acceptance with respect to Investor Shares owned by it to such Key Senior Executive within twenty (20) days of delivery of the Inclusion Notice to it (the "Acceptance Notice").

                  (b) Each Investor shall have the right to sell, pursuant to the Inclusion Offer, Investor Shares representing the same percentage of all Investor Shares owned by it as the Transferor Shares are of all Executive Shares owned by such Key Senior Executive (such percentage shall be calculated on the basis that all Shares owned by each Investor have been converted into shares of Common Stock at the current conversion price per share under Section 5 of the Series 1 Certificate of Designations); provided, however, that if no Investor elects to exercise such right, such Key Senior Executive shall nonetheless be entitled to Transfer all or any portion of the Transferor Shares described in the Inclusion Notice. In the event the number of Investor Shares for which the Investor elects to exercise such right, along with the Transferor Shares and any other shares of the Company to be sold by other stockholders pursuant to any similar rights granted to such other stockholders, exceed the number of shares which the Buyer is willing to purchase, the number of shares to be Transferred to the Buyer by each transferor shall be reduced so that each transferor is entitled to Transfer the same percentage of its shares included in its Acceptance Notice as each other transferor. If an Investor elects to exercise such right, such Investor may, in its sole discretion, determine the composition of the Investor Shares (i.e., the number of the Shares and Company Common Stock to be included in the Investor Shares) to be Transferred by it to the Buyer pursuant to the Inclusion Offer. In the event that any Investor chooses to include any Shares in the Investor Shares to be Transferred by it to the Buyer pursuant to the Inclusion Offer, any such Investor shall, prior to or simultaneously with such Transfer, convert such Shares into Company Common Stock so that each Investor Transfers only Company Common Stock to the Buyer.

                  3.2 Procedure. (a) Such Key Senior Executive shall have ninety
(90) days, commencing on the date of the Inclusion Notice, in which to Transfer, on behalf of himself and the Investor Group up to the number of shares covered by the Inclusion Offer (including the Transferor Shares) to the Buyer. The terms of such Transfer, including, without limitation, price and form of consideration, shall be as set forth in the Inclusion Notice. If at the end of such ninety (90) day period such Key Senior Executive has not completed the Transfer of the Transferor Shares and the Investor Shares (if any) proposed to be Transferred, such Key Senior Executive may not proceed with such Transfer or any other Transfer without first giving a new Inclusion Notice pursuant to the provisions of this Article III.

                  (b) If such Key Senior Executive is able to complete the Transfer of the Transferor Shares and the Investor Shares (if any) proposed to be Transferred within such ninety (90) day period, at the closing thereof, each Investor shall deliver to the Buyer a certificate or certificates representing the Investor Shares owned by it to be Transferred pursuant to the Inclusion Offer, free and clear of all liens and encumbrances, and the Buyer shall pay to each such Investor the purchase price for the Investor Shares so Transferred pursuant to this Article III and shall furnish such other evidence of the completion of such Transfer and the terms thereof as may be reasonably requested by the Investor Group.

                  3.3 Exceptions. (a) The provisions of this Article III shall not apply to any Transfer or proposed Transfer by a Key Senior Executive of Executive Shares which represents twelve and one-half percent (12.5%) or less of the Executive Shares held by such Key Senior Executive at the Effective Time if such Transfer or proposed Transfer by such Key Senior Executive of Executive Shares, together with all other Transfers by such Key Senior Executive of Executive Shares on or in the three years prior to the date of such Transfer, represent twenty-five percent (25%) or less of the Executive Shares held by such Key Senior Executive at the Effective Time, with the Executive Shares held by such Key Senior Executive at the Effective Time to be appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar event; provided, however, that each Transfer of such Executive Shares that takes place within three years of any other Transfer to the same Person or any Affiliate of such Person shall be aggregated for purposes of such twelve and one-half percent (12.5%) threshold. In the event that such Key Senior Executive desires to exercise an option to purchase Company Common Stock, then such Key Senior Executive may Transfer Executive Shares to the extent necessary to obtain the funds to exercise such option and such Transfer shall not be included in the calculation of the percentages in this Section 3.3 or subject to the provisions of this Article III; provided that such option must expire within ninety (90) days of such Transfer.

                  (b) If a Key Senior Executive Transfers Executive Shares which represents greater than twelve and one-half percent (12.5%) of the Executive Shares held by such Key Senior Executive at the Effective Time or, together with all other Transfers by such Key Senior Executive of such Executive Shares on or within three years prior to the date of such Transfer, represents greater than twenty-five (25%) of the Executive Shares held by such Key Senior Executive at the Effective Time, then the provisions of this Article III shall only be applicable to such Executive Shares held by the Key Senior Executive in excess of such percentages.

                  (c) The provisions of this Article III shall not apply to any Executive Shares the Key Senior Executive Transfers to any trust which is established solely for the benefit of the spouse or any lineal ancestor or descendant (including by adoption and stepchildren) of such Key Senior Executive and whose terms are not inconsistent with the terms of this Agreement.

                  (d) The provisions of this Article III shall only apply to a Key Senior Executive so long as such Key Senior Executive is an executive officer of the Company at the time of any proposed Transfer.


                                   ARTICLE IV
                        NEGATIVE COVENANTS OF THE COMPANY

                  So long as the Series 1 Holders hold any Shares (except as otherwise provided in Section 4.2 herein), the Company covenants and agrees that without the prior written consent of the holders of (A) at least 80% of outstanding Shares with respect to Sections 4.1, 4.3 and 4.5 to 4.10 herein and
(B) at least 50% of the outstanding Shares with respect to Sections 4.2 and 4.4 herein:

                  4.1 No Dilution or Impairment; No Changes in Capital Stock. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series 1 Certificate of Designations, the Amended and Restated Registration Rights Agreement, this Agreement or the provisions of Series D Purchase Agreements that survive pursuant to Section 9.2 herein. The Company will at all times in good faith assist in the carrying out of all such terms, and in the taking of all such action, as may be necessary or appropriate in order to protect the rights of the holders of Shares (as such rights are set forth in the Series D Purchase Agreements, the Series 1 Certificate of Designations, the Amended and Restated Registration Rights Agreement and this Agreement) against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not issue any shares or class or series of equity or equity-linked security, which is senior to, or pari passu with, the Series 1 Preferred as to dividend payments or amounts payable in the event of liquidation or winding up of the Company; except that the Company may issue up to $10 million of preferred stock which is pari passu with the Series 1 Preferred, (b) will not enter into any agreement or instrument which would restrict or otherwise materially adversely affect the ability of the Company to perform its obligations under the Series D Purchase Agreements, this Agreement, the Amended and Restated Registration Rights Agreement or the Series 1 Certificate of Designations, (c) will not amend its certificate of incorporation or by-laws in any manner which would impair or reduce the rights of the Preferred Stock, including, without limitation, an amendment which would alter or change the powers, privileges or preferences of the holders of the Series 1 Preferred (including, without limitation, changing the Series 1 Certificate of Designations after any Shares have been called for redemption), (d) except as otherwise provided in the Series 1 Certificate of Designations, as in effect at the Effective Time, will not redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any other rights or options to subscribe for or purchase any capital stock of the Company or any other securities convertible into or exchangeable for capital stock of the Company, (e) will not permit the par value or the determined or stated value of any shares of Common Stock receivable upon the conversion of the Shares to exceed the amount payable therefor upon such conversion, (f) will take all such action as may be necessary or appropriate in order that the Company may at all times validly and legally issue duly authorized, fully paid and nonassessable shares of the Company Common Stock free from all taxes, Liens and charges with respect to the issue thereof, upon the conversion of the Shares from time to time outstanding, (g) will not take any action which results in any adjustment of the current conversion price under the Series 1 Certificate of Designations if the total number of shares of the Common Stock (or other securities) issuable after the action upon the conversion of all of the then outstanding Shares would exceed the total number of shares of Common Stock (or other securities) then authorized by the Company's certificate of incorporation and available for the purpose of issuance upon such conversion or exercise, (h) will not have any authorized Common Stock (and will not issue any Common Stock) other than its existing authorized Common Stock, $.01 par value per share, and (i) will not amend its certificate of incorporation to change any terms of its Common Stock.

                  4.2 Indebtedness. So long as the Series 1 Holders hold at least 20% of the aggregate number of Shares owned at the Effective Time, the Company will not (i) incur Indebtedness, excluding any Indebtedness set forth on
Schedule 4 hereto, in excess of $15 million in aggregate principal amount; or
(ii) enter into any agreement, amendment or modification with respect to any Indebtedness, which agreement, amendment or modification under clause (ii) restricts or prohibits (or was intended primarily to restrict or prohibit) the Company from making any payments under, or otherwise performing under this Stockholders' Agreement.

                  4.3 Dissolution. The Company will not (or will not agree to) wind up, liquidate or dissolve its affairs.

                  4.4 No Change in Business. The Company will not change substantially the character of its business as conducted as of the date hereof and as of the Effective Time; the Company is engaged primarily in the business of manufacturing and distributing immediate release and controlled release solid oral pharmaceutical products as well as providing product development services to major pharmaceutical companies.

                  4.5 Restricted Payments; Investments. The Company will not declare or make or permit to be declared or made:

                                    (a)     any Restricted Payment; or

                                    (b)     any Investment.

                  4.6 Affiliate Loans and Guaranties. The Company may not incur or permit to exist any of the following:

                  (a) any obligation of the Company to repay money borrowed owing to (i) any Affiliate of the Company or (ii) any other holder of shares of the capital stock of the Company; or

                  (b) any obligation, to any Person, which obligation is assumed or guaranteed by the Company and which is an obligation of (i) any Affiliate of the Company, other than the obligation by the Company to indemnify the directors and officers of the Company or of a wholly-owned subsidiary of the Company, or
(ii) any other holder of shares of the capital stock of the Company (excluding, in the case of this clause (b), any obligation of the Company which is not owed to an Affiliate of the Company or to an Affiliate or to any other holder of shares of the capital stock of the Company).

This Section 4.6 shall not apply to (1) any surviving obligations under the Series D Purchase Agreements or this Agreement or with respect to the Shares,
(2) any loans, advances or Guarantees referred to in clause (1) of the proviso to the definition of "Investment" contained in Article I hereof or (3) Indebtedness identified on Schedule 4 hereto.

                  4.7 Transactions with Affiliates. The Company will not, directly or indirectly, enter into any transaction or agreement (including, without limitation, the purchase, sale, distribution, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, unless such transaction or agreement (a) is approved by a majority of the Outside Directors on the Board of Directors, and (b) is on terms that are no less favorable to the Company, as the case may be, than those which might be obtained at the time of such transaction from a Person who is not such an Affiliate; provided, however, that this Section 4.7 shall not limit, or be applicable to, (i) employment arrangements with (and general salary and benefits compensation for) any individual who is a full-time employee of the Company if such arrangements are approved by a majority of the Outside Directors on the Board of Directors; and

(ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; and (iii) existing arrangements as disclosed on Schedule 5 hereto.

                  4.8 Liens. The Company will not create or permit to exist, to create or suffer to exist, any Lien upon or with respect to any of its assets or income, other than Permitted Liens and existing liens set forth on Schedule 6 hereto.

                  4.9 Private Placement Status. Neither the Company nor any agent nor other Person acting on the Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares or the Conversion Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law (other than in accordance with a registration and qualification of Conversion Shares pursuant to the Amended and Restated Registration Rights Agreement).

                  4.10 Maintenance of Public Market. The Company will not proceed with a program of acquisition of its Common Stock, initiate a corporate reorganization or recapitalization or undertake a consolidation or merger or authorize, consent to or take any action which would have the effect of:

                  (a) removing the Company from registration with the Commission under the Securities Exchange Act with respect to the Company's Common Stock;

                  (b) requiring the Company to make a filing under Section 13(e) of the Securities Exchange Act;

                  (c) reducing substantially or eliminating the public market for shares of Common Stock of the Company;

                  (d) causing a delisting of the Company's Common Stock as a Small Cap Market Security on the NASDAQ Stock Market (unless such stock is delisted as a result of being listed on a national securities exchange); or

                  (e) if any shares of the Company's Common Stock are at any time listed on a national exchange, causing a delisting of such stock from such exchange.

                  4.11 Actions Prior to the Effective Time. From the date hereof through the Effective Time, the Company will not, (a) issue or agree to issue any capital stock or any securities exercisable for, or convertible or exchangeable into, capital stock or (b) purchase, redeem or otherwise acquire any of its capital stock; provided, however, that this Section 4.11 shall not limit, or be applicable to, (i) the transactions contemplated by the Merger Agreement and this Agreement, (ii) grants of options or issuances of Common Stock to officers, directors or employees of the Company pursuant to the current terms of the Company's 1995 Stock Incentive Plan as in effect on the date hereof or other similar equity plan to be adopted by the Company and (iii) the exercise of existing warrants.


                                    ARTICLE V
                      AFFIRMATIVE COVENANTS OF THE COMPANY

                  The Company covenants and agrees as follows:

                  5.1 Maintenance of Existence, Properties and Franchises; Compliance with Law; Taxes; Insurance. The Company will:

                  (a) maintain its corporate existence, rights and other franchises in full force and effect;

                  (b) maintain its tangible assets in good repair, working order and condition so far as necessary or advantageous to the proper carrying on of its businesses;

                  (c) comply with all applicable laws and with all applicable orders, rules, rulings, certificates, licenses, regulations, demands, judgments, writs, injunctions and decrees, provided, that such compliance shall not be necessary so long as (i) the applicability or validity of any such law, order, rule, ruling, certificate, license, regulation, demand, judgment, writ, injunction or decree shall be contested in good faith by appropriate proceedings and (ii) failure to so comply will not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis;

                  (d) pay promptly when due all Taxes imposed upon its properties, assets or income and all claims or indebtedness (including, without limitation, vendor's, workmen's and like claims) which might become a lien upon such properties or assets; provided, that payment of any such Tax shall not be necessary so long as (i) the applicability or validity thereof shall be contested in good faith by appropriate proceedings and a reserve, if appropriate, shall have been established with respect thereto and (ii) failure to make such payment will not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis; and

                  (e) keep adequately insured, by financially sound and reputable insurers of nationally recognized stature, all its properties of a character customarily insured by entities similarly situated, against loss or damage of the kinds and in amounts customarily insured against by such entities and with such deductibles or coinsurance as is customary.

                  5.2 Office for Payment, Exchange and Registration; Location of Office; Notice of Change of Name or Office.

                  (a) So long as any of the Shares is outstanding, the Company will maintain an office or agency where Shares may be presented for redemption, exchange, conversion, exercise or registration of transfer as provided in this Agreement. Such office or agency initially shall be the office of the Company specified in Section 9.13 hereof, subject to Section 5.2(b).

                  (b) The Company shall give each holder of Shares at least twenty (20) days' prior written notice of any change in (i) the name of the Company as then in effect or (ii) the location of the office of the Company required to be maintained under this Section 5.2.

                  5.3 Fiscal Year. The fiscal year of the Company for tax, accounting and any other purposes shall end on December 31 of each calendar year.

                  5.4      Environmental Matters.

                  (a) The Company shall keep and maintain any property either owned leased, operated or occupied by the Company free and clear of any Environmental Liens, and the Company shall keep all such property free of Hazardous Material contamination and in compliance with all applicable Environmental Laws and the terms and conditions of any Environmental Permits; provided, however, that the Company shall have the right at its cost and expense, and acting in good faith, to contest, object or appeal by appropriate legal proceeding the validity of any Environmental Lien. The contest, objection or appeal with respect to the validity of an Environmental Lien shall suspend the Company's obligation to eliminate such Environmental Lien under this paragraph pending a final determination by appropriate administrative or judicial authority of the legality, enforceability or status of such Environmental Lien, provided that the following conditions are satisfied: (i) contemporaneously with the commencement of such proceedings, the Company shall give written notice thereof to each holder of Shares or Conversion Shares; and
(ii) if under applicable law any real property or improvements thereon are subject to sale or forfeiture for failure to satisfy the Environmental Lien prior to a final determination of the legal proceedings, the Company must successfully move to stay such sale, forfeiture or foreclosure pending final determination of the Company's action; and (iii) the Company must, if requested, furnish to the holders of Shares or Conversion Shares, a good and sufficient bond, surety, letter of credit or other security satisfactory to such holders equal to the amount (including any interest and penalty) secured by the Environmental Lien.

                  (b) The Company will, by administrative or judicial process, enforce the obligations of any other Person who is potentially liable for damages, contribution or other relief in connection with any violation of Environmental Laws, including, but not limited to, asbestos abatement, Hazardous Material remediation or off-site or on-site disposal.

                  (c) The Company will defend, indemnify and hold harmless each current, former and future holder of Shares or Conversion Shares, its employees, officers, directors, stockholders, partners, financial and legal representatives and assigns, from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, joint or several, and any costs, disbursements and expenses (including attorneys' fees and expenses and costs of investigation) of whatever kind or nature, known or unknown, contingent or otherwise asserted against, imposed on, or sustained by, them, arising out of or in any way related to (i) the presence, disposal, release, removal, discharge, storage or transportation by the Company on behalf of any predecessors thereof of any Hazardous Material upon, into, from or affecting any real property (including improvements) currently or formerly owned, leased, operated or occupied by the Company; (ii) any judicial or administrative action, suit or proceeding, actual or threatened, relating to Hazardous Material upon, in, from or affecting any real property (including improvements) currently or formerly owned, leased, operated or occupied by the Company for which the Company could be liable; (iii) any violation of any Environmental Law, by the Company or any of their agents, tenants, subtenants or invitees; (iv) the imposition of any Environmental Lien for the recovery of costs expended in the investigation, study or remediation of any environmental liability of (or asserted against) the Company; and (v) any liability arising out of or related to the off-site shipment, disposal, treatment, handling or disposal of Hazardous Materials. This Section 5.4(c) and Section 5.4(d) shall survive any payment, conversion or transfer of Shares and any termination of this Agreement.

                  (d) To the extent that the Company is strictly liable without regard to fault under any environmental law, regulation or ordinance, the Company's obligations to the holders of Shares or Conversion Shares under any of the indemnification provisions of the Series D Purchase Agreements shall likewise be strict without regard to fault with respect to the violation of any environmental law, regulation or ordinance which results in any liability to any of the indemnified persons referred to in Section 5.4(c).

                  5.5 Reservation of Shares. There have been reserved, and the Company shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock a number of shares of Common Stock sufficient to provide for the exercise of the conversion rights provided in Section 5 of the Series 1 Certificate of Designations.

                  5.6      Securities Exchange Act Registration.

                  (a) In accordance with and subject to the provisions of the Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit C, which the Company, the Flemings Funds and the Impax Stockholders shall execute simultaneously herewith, the Company, the Flemings Funds and the Impax Stockholders will maintain effective a registration statement (containing such information and documents as the Commission shall specify and otherwise complying with the Securities Exchange Act), under Section 12(b) or Section 12(g), whichever is applicable, of the Securities Exchange Act, with respect to the Company Common Stock, and the Company will file on time such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to such Section 12(b) or Section 12(g), whichever is applicable.

                  (b) The Company will, upon the request of any holder of Shares, make whatever other filings with the Commission, or otherwise make generally available to the public such financial and other information, as any such holder may deem reasonably necessary or desirable in order to enable such holder to be permitted to sell Shares pursuant to the provisions of Rule 144.

                  5.7 Delivery of Information for Rule 144A Transactions. If a holder of Shares proposes to transfer any such Shares pursuant to Rule 144A under the Securities Act (as in effect from time to time), the Company agrees to provide (upon the request of such holder or the prospective transferee) to such holder and (if requested) to the prospective transferee any financial or other information concerning the Company which is required to be delivered by such holder to any transferee of such Shares pursuant to such Rule 144A, subject to confidentiality provisions, if applicable.

                  5.8 Shelf Registration. On June 29, 1999, the Company filed with the SEC a registration statement on Form S-3 for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a "Shelf Registration") registering the resale from time to time by the Investors of all the Registrable Securities held by such Investors at such time (the "Initial Shelf Registration"). Promptly following the Effective Time, the Company shall undertake to file with the SEC a registration statement on Form S-3 registering for resale from time to time by the Investors of Registrable Securities not already registered pursuant to the Initial Shelf Registration. If the Initial Shelf Registration or any Subsequent Shelf Registration ceases to be effective for any reason at any time, the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty (30) days of such cessation of effectiveness amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or to promptly file an additional Shelf Registration covering all the Registrable Securities (a "Subsequent Shelf Registration"). All fees and expenses incident to the Company's or the Investor Group's performance of or compliance with a Shelf Registration pursuant to this Agreement shall be borne by the Company whether or not any of the Registration Statements become effective. At such time that all holders in the Investor Group are able to sell their common stock under Rule 144 without any restrictions, then the obligation of the Company to maintain the Shelf Registration pursuant to this Section 5.8 shall terminate.

                  5.9 Further Assurances. The Company will from time to time, upon the request of the Series 1 Holders, promptly and duly execute and deliver any and all such further instruments and documents as the Series 1 Holders may reasonably deem necessary or desirable to obtain the full benefits of (i) the obligations under this Agreement and (ii) the other rights and powers herein granted. Upon the instructions from time to time of (I) the Fleming Funds, (II) the Impax Stockholders or (III) any Transferee, provided that such Transferee holds not less than an aggregate of 20,000 Shares, the Company shall execute and cause to be filed any document or filing presented to the Company in proper form for signing or filing, in each case as the Fleming Funds or the Impax Stockholders or such Transferee may reasonably deem necessary or desirable in light of the Company's obligations under this Agreement, and the Company shall pay or cause to be paid any filing or other fees in connection therewith.


                                   ARTICLE VI
                          INFORMATION AS TO THE COMPANY

                  The Company covenants and agrees as follows:

                  6.1      Financial Information.

                  (a) The Company will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles consistently applied.

                  (b) So long as a holder of Series 1 Preferred owns at least 20,000 Shares, the Company will deliver to such holder the following:

                           (i) as soon as practicable but not later than five
         (5) Business Days after their issuance, and in any event within ninety
         (90) days after the close of each fiscal year of the Company, (A) a consolidated balance sheet of the Company as of the end of such fiscal year and (B) consolidated statements of operations, stockholders' equity and cash flows of the Company for such fiscal year, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year, all such balance sheets and statements to be in reasonable detail and certified without qualification by Price Waterhouse Coopers LLC or any "Big Five" independent public accounting firm selected by the Company, and such statements shall be accompanied by a management analysis of any material differences between the results for such fiscal year and the corresponding figures for the preceding year; the Company's Annual Report on Form 10-KSB or Form 10-K (if applicable) shall satisfy such requirement provided that it is in compliance with all applicable requirements of the SEC and is certified by a "Big Five" accounting firm;

                           (ii) as soon as practicable, copies (A) of all financial statements, proxy material or reports sent to the Company's stockholders, (B) of any public press releases and (C) of all reports or registration statements filed with the Commission pursuant to the Securities Act or the Securities Exchange Act;

                           (iii) as soon as practicable and in any event within forty-five (45) days after the close of each of the first three (3) fiscal quarters of the Company, (A) a consolidated balance sheet of the Company as of the end of such fiscal quarter,

         (B) consolidated statements of operations, stockholders' equity and cash flows of the Company for the portion of the fiscal year ended with the end of such quarter, in each case in reasonable detail, certified by the Chief Financial Officer, Chief Executive Officer or the President of the Company and setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), together with a management analysis of any material differences between such results and the corresponding figures for such prior period and (C) a certificate of the Chief Financial Officer, Chief Executive Officer or the President certifying the Company's compliance with the covenants contained in
         Section 6 of this Agreement; the Company's Quarterly Report on Form 10-QSB or Form 10-Q (if applicable) shall satisfy such requirement provided that it is in compliance with all applicable requirements of the SEC;

                           (iv) as soon as practicable and without duplication of any of the above items, any other materials furnished to the Company's Board of Directors or to holders of the Company's capital stock or Indebtedness, including, without limitation, any compliance certificates furnished in respect of such Indebtedness; and

                           (v) as soon as practicable, such other information as may reasonably be requested by any holder of at least 20,000 Shares.

                  (c) The Company will deliver to each member of the Company's Board of Directors, as soon as practicable (and in the case of (iii), prior to the end of each fiscal year) and without duplication of any of the items listed below, the following:

                           (i) copies of any annual, special or interim audit reports or management or comment letters with respect to the Company or their operations submitted to the Company by independent public accountants;

                           (ii) copies of summary financial information prepared on a quarterly basis regarding the Company on a consolidated basis as presented to the Board and any other summary financial information otherwise prepared;

                           (iii) copies of the annual budget and business plan for the next fiscal year;

                           (iv) copies of all formal communications, from time to time, to directors of the Company (including without limitation all information furnished to such directors in connection with such communications), and copies of minutes of meetings of the Board of Directors (and of any executive committees thereof) of the Company;

                           (v) notice of default under any material agreement, contract or other instrument to which the Company is a party or by which it is bound;

                           (vi) notice of any action or proceeding which has been commenced or threatened against the Company and which, if adversely determined, would have, individually or in the aggregate, a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis; and

                           (vii) copies of all filings made with the Commission.

                  (d) All such financial statements referred to in this Section
6.1 shall be prepared in accordance with generally accepted accounting principles consistently applied (except for any change in accounting principles specified in the accompanying certificate, in the financial statements themselves or required by GAAP, and except that any interim financial statements may omit notes and may be subject to normal year-end adjustments).

                  (e) Without limiting the foregoing provisions of this Section 6.1, the Company agrees that, if requested in writing by any holder of Shares, it will not deliver to such holder (until otherwise instructed by such holder)
(x) any non-public information or non-public materials regarding the Company (whether described in this Section 6.1 or otherwise) and (y) any information (whether or not included in clause (x)) which such holder specifies that it does not want to receive. The Company shall comply with any such request with respect to each such Investor and any subsequent holders of Shares acquired directly or indirectly (through one or more transfers) from such Investor, until instructed otherwise by the then holder of such Shares.

                  6.2 Communication with Accountants. The Company hereby authorizes any Series 1 Stockholder to communicate directly with the independent certified public accountants for the Company and authorizes such accountants to disclose to such Series 1 Stockholder any and all financial statements and any other information of any kind that they may have with respect to the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company. The Company shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 6.2.

                  6.3 Inspection. So long as a holder of Series 1 Preferred owns at least 20,000 Shares, the Company will permit such holder and any authorized representative of such holder to visit and inspect any of the properties of the Company, to examine their respective books and records and to discuss with their officers their books and records and the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company, all at such reasonable times, all on reasonable notice and as often as may be reasonably requested.

                  6.4 Notices. The Company will give notice to all holders of Shares promptly after it learns (other than by notice from all of such holders) of the existence of any of the following:

                  (a) any default under any Indebtedness (or under any indenture, mortgage or other agreement relating to any Indebtedness) which Indebtedness is in an aggregate principal amount exceeding $250,000 (or the equivalent thereof in other currencies) in respect of which the Company is liable;

                  (b) any action or proceeding which has been commenced or threatened against the Company and which, if adversely determined, would have, individually or in the aggregate, a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis or the ability of the Company to perform its surviving obligations under the Series D Purchase Agreements, this Agreement, the Amended and Restated Registration Rights Agreement or the Series 1 Certificate of Designations;

                  (c) any dispute which may exist between the Company and any governmental regulatory body which, in the reasonable opinion of the Company is reasonably likely to, individually or in the aggregate, materially adversely affect the normal business operations of the Company or the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis or the ability of the Company to perform its surviving obligations under the Series D Purchase Agreements, this Agreement, the Amended and Restated Registration Rights Agreement or the Series 1 Certificate of Designations; and

                  (d) if any (i) "reportable event" (as such term is described in Section 4043(c) of ERISA) has occurred; or (ii) "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code) has been incurred with respect to a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate that is subject to the funding requirements of ERISA and the Code or that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, in each case with respect to such a Pension Plan; or (iii) Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate has been terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA; or (iv) Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate has an unfunded current liability giving rise to a lien under ERISA or the Code; or (v) proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate; or (vi) of the Company or its ERISA Affiliates will or may incur any liability (including any contingent or secondary liability) to or on account of the termination or withdrawal from a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate; or (vii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the

Code) in connection with an "employee benefit plan" (as defined in Section 3(3) of ERISA), maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate has occurred.

Such notice (i) with respect to (a), shall specify the nature and period of existence of any such default and what the Company proposes to do with respect thereto and (ii) with respect to (b), (c) or (d), shall specify the nature of any such matter referred to in such clause, what action the Company proposes to take with respect thereto and what action any other relevant Person is taking or proposes to take with respect thereto.


                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

                  7.1 Representations and Warranties. The Company represents and warrants to the Series 1 Stockholders that the statements contained in Sections 4.01, 4.02, 4.03 and 4.09 of the Merger Agreement ("Merger Representations") are true and correct as of the date hereof, except as set forth therein in the Buyer Disclosure Schedules, attached thereto; provided that all references thereto in
Section 4.03 to "Agreement" shall also include this Shareholders' Agreement and the Amended and Restated Registration Rights Agreement. Capitalized terms used in this Section 7.1 and in the Merger Representations and not otherwise defined in this Agreement have the respective meanings ascribed thereto in the Merger Agreement.

                  7.2 Breach of Representations, Warranties and Covenants. (a) The representations, warranties, covenants and agreements of the Company and the Series 1 Stockholders contained in this Agreement and the Amended and Restated Registration Rights Agreement or in any document or certificate delivered pursuant hereto or thereto or in connection herewith shall survive until March 2, 2001, and shall continue in effect following, the execution and delivery of this Agreement and the Amended and Restated Registration Rights Agreement, the Merger, any investigation at any time made by any Series 1 Stockholder or on its behalf or by any other Person, the issuance, sale and delivery of the Shares, any disposition thereof and any payment, conversion or cancellation of the Shares; provided that Article IV shall terminate upon conversion of all of the Shares (or as earlier provided therein). All statements contained in any certificate or other document delivered by or on behalf of the Company pursuant hereto shall constitute representations and warranties by the Company hereunder.

                  (b) The Company agrees to indemnify and hold the Series 1 Stockholders harmless from and against and will pay to the Series 1 Stockholders the full amount of any loss, damage, liability or expense (including amounts paid in settlement and reasonable attorneys' fees and expenses) to the Series 1 Stockholders resulting either directly or indirectly from any breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement, the Registration Rights Agreement or any other document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith.

                                  ARTICLE VIII
                   MECHANICS OF SHARE EXCHANGE, CANCELLATION,
                             REPLACEMENT AND PAYMENT

                  8.1 Exchange of Shares. Subject to Article II hereof, at any time at the request of any holder of Shares to the Company at its address provided under Section 9.13 hereof, the Company at its expense (except for any documentary, stamp, transfer or other similar tax arising out of the exchange) will issue and deliver to or upon the order of the holder in exchange therefor a new certificate or certificates in such amount or amounts as such holder may request in the aggregate representing the number of Shares represented by such surrendered certificates, and registered in the name of such holder or as such holder may direct.

                  8.2 Cancellation of Surrendered Shares. Any Share certificate which is converted into Conversion Shares in whole or in part shall be cancelled by the Company, and no new Share certificates shall be issued in lieu of any Shares which have been converted into Conversion Shares. The Company shall issue a new certificate with respect to any Shares which were not converted into Conversion Shares and were represented by a certificate which was converted in part.

                  8.3 Replacement of Shares. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Share certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company (if requested by the Company and unsecured in the case of the Investor or another similar institutional holder), or in the case of any such mutilation, upon surrender of such Share certificate (which surrendered Share certificate shall be cancelled by the Company), the Company will issue a new Share certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated Share certificate, as if the lost, stolen, destroyed or mutilated Share certificate were then surrendered for exchange.

                  8.4 Direct Payments. As long as a Series 1 Stockholder or any institutional holder which is a direct or indirect transferee (as a result of one or more transfers) from a Series 1 Stockholder shall be the holder of any Shares, the Company will make all redemption payments, liquidation payments and other distributions by wire transfer to such Series 1 Stockholders's or such other holder's (or its nominee's) account at any bank or trust company, notwithstanding any contrary provision herein or in the Company's certificate of incorporation with respect to the place of payment. The Series 1 Stockholders have provided an address on Schedule 1 hereto for payments by wire transfer, and such address may be changed for the Series 1 Stockholders or any subsequent holder by notice to the Company. All such payments shall be made in U.S. dollars and in federal or other immediately available funds.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  9.1 Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  9.2 Entire Agreement. Except as contemplated by the Merger Agreement, the Series 1 Certificate of Designations and the Amended and Restated Registration Rights Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof, including without limitation, the Series D Purchase Agreements, the Series D Stockholders' Agreement and the Registration Rights Agreement (collectively the "Fleming Series D Transaction Documents"); provided that Sections 4, 5, 11, 12 and 13 of the Series D Purchase Agreements shall specifically survive; and provided that the Fleming Series D Transaction Documents shall not be superseded until the Effective Time.

                  9.3 Amendment and Waiver. The terms and provisions of this Agreement may be amended, modified or supplemented only by a written instrument duly executed by the holders of at least 80% of the Shares and the Conversion Shares then outstanding. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of any amendment, waiver, modification or termination which has been adopted to all holders of Series 1 Preferred and Conversion Shares then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment, waiver, modification or termination.

                  9.4 Fees and Expenses. (a) Whether or not the transactions herein contemplated are consummated, the Company shall pay (i) the costs, fees and expenses of Morgan, Lewis & Bockius LLP in connection with the Series 1 Certificate of Designations, this Agreement, the Registration Rights Agreement, other related documentation and the transactions contemplated hereby and thereby, and if the Merger occurs the Company will make such payment at the Effective Time; provided, however, that (x) such fees and expenses shall not, in the aggregate, exceed $25,000 without the approval of the Company and (y) in the event that the Merger does not occur (other than as a result of a breach by the Company of its obligations to the Series 1 Stockholders), the Company shall pay such fees and expenses upon the termination of negotiations between the Company and Impax, (ii) the fees and expenses of counsel to the Series 1 Stockholders in connection with any amendments to or modifications or waivers of any provisions of the Series 1 Certificate of Designations, this Agreement, the Registration Rights

Agreement, other related documentation or in connection with any other agreements between the Series 1 Stockholders and the Company, and (iii) the fees and expenses (including attorneys' fees and expenses) of any holder of Shares or Conversion Shares, in enforcing its rights against the Company if the Company defaults in its obligations hereunder, under the Series 1 Certificate of Designations, this Agreement or the Registration Rights Agreement.

                  (b) In addition to all other sums due hereunder or provided for in this Agreement, the Company shall pay to the Series 1 Stockholders or their agents, respectively, an amount sufficient to indemnify such persons (net of any Taxes on any indemnity payments) against all reasonable costs and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) and damages and liabilities incurred by the Series 1 Stockholders or their agents pursuant to any investigation or proceeding against any or all of the Company, the Series 1 Stockholders, or their agents, arising out of or in connection with this Stockholders' Agreement, the Registration Rights Agreement, or purchase of the Shares (or any transaction contemplated hereby or thereby or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of the Series 1 Stockholders or their agents or is commenced or filed against the Series 1 Stockholders or their agents because of this Agreement, the Registration Rights Agreement, the purchase of the Shares or any of the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), other than any investigation or proceeding in which it is finally determined that there was (i) gross negligence or willful misconduct on the part of the Series 1 Stockholder or their agents, (ii) a material breach by the Series 1 Stockholder of any of their representations or warranties contained herein, (iii) a material breach by Series 1 Stockholder of any provision of any confidentiality agreement between the Company and the Series 1 Stockholders, in any case, which was not taken by them in reliance upon any of the Company's representations, warranties, covenants or agreements in this Agreement, the Registration Rights Agreement or in any other documents or instruments contemplated hereby or thereby or executed herewith or therewith or pursuant hereto or thereto. The Company shall assume the defense, and shall have its counsel represent the Series 1 Stockholder and such agents, in connection with investigating, defending or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation); provided, however, that such Series 1 Stockholder, or any such agent, shall have the right (without releasing the Company from any of its obligations hereunder) to employ its own counsel and either to direct its own defense or to participate in the Company's defense, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with such defense, (ii) the Company shall not have provided its counsel to take charge of such defense or (iii) there may be defenses available to such Series 1 Stockholder, or such agent of such Series 1 Stockholder which are different from or additional to those available to the Company, then in any of such events referred to in clauses (i),
(ii) or (iii) such counsel fees and expenses (but only for one counsel for such Series 1 Stockholder and its agents) shall be borne by the Company. Any settlement of any such action, suit, claim or proceeding shall require the consent of both the

Company and such indemnified person (neither of which shall unreasonably withhold its consent).

                  (c) The Company agrees to pay, or to cause to be paid, all documentary, stamp and other similar Taxes, other than transfer taxes payable upon the transfer by any Series 1 Stockholder of Shares to a Transferee, levied under the laws of the United States of America, any state or local Taxing Authority thereof or therein or any other applicable jurisdiction in connection with the issuance and sale of the Shares and the execution and delivery of this Agreement, the Registration Rights Agreement and any other documents or instruments contemplated hereby or thereby and any modification of the Series 1 Certificate of Designations, this Agreement, the Registration Rights Agreement or any such other documents or instruments and will hold the Series 1 Stockholders harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

                  (d) The obligations of the Company under this Section 9.4 shall survive the Effective Time hereunder and any termination of this Agreement.

                  9.5 Consent to Jurisdiction. The Company hereby consents to the jurisdiction of any state or federal court located within the County of New York, State of New York and irrevocably agrees that, subject to the purchaser's election, all actions or proceedings relating to this Agreement, the Series 1 Certificate of Designations, the Shares or the Conversion Shares may be litigated in such courts. The Company accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Series 1 Certificate of Designations, the Amended and Restated Registration Rights Agreement, the Shares or the Conversion Shares. The Company designates and appoints CSC, the United States Corporation Company, and such other persons as may hereafter be selected by the Company and which irrevocably agree in writing to so serve as its agent, to receive on its behalf service of all process in any such proceeding in any such court, such service being hereby acknowledged by the Company to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to the Company at the address of the Company provided hereunder except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. As an alternative to service of process on such agent (whether or not any such agent has been appointed), the Company hereby agrees that service upon it by mail shall constitute sufficient notice and service of process. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the purchaser to bring proceedings or obtain or enforce judgments against the Company in the courts of any other jurisdiction.

                  9.6 Waiver of Jury Trial. The Company and the Series 1 Stockholders hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement, the Series 1 Certificate of Designations, the Amended and Restated

Registration Rights Agreement, the Shares or the Conversion Shares, or any dealings between them relating to the subject matter of this transaction. The Company and the Series 1 Stockholders also waive any bond or surety or security upon such bond which might, but for this waiver, be required of the purchaser. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Company and the Series 1 Stockholders further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to (or assignments of) this Agreement, the Series 1 Certificate of Designations, the Amended and Restated Registration Rights Agreement, the shares or the conversion shares. In the event of litigation, this agreement may be filed as a written consent to a trial (without a jury) by the court.

                  9.7 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns and be enforceable by the Series 1 Stockholders and any permitted transferees of the Company Stock held by the Series 1 Stockholders, whether so expressed or not; provided, that (a) the Company may not assign any of its rights, duties or obligations under this Agreement, except with the applicable Series 1 Stockholder's written consent, and (b) the applicable Series 1 Stockholder may assign, in whole or in part, any or all of its rights, duties or obligations under this Agreement to a purchaser of any or all of its Shares or Conversion Shares, provided that such purchaser is reasonably acceptable to the Company and such transfer is in accordance with Article II hereof, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights such Series 1 Stockholder would otherwise have under this Agreement or with respect to any remaining Shares or Conversion Shares held by the Series 1 Stockholder.

                  9.8 Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights existing in their favor, will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages and costs (including attorney's fees) by reason of any breach of any provision of this Agreement. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions and obligations of this Agreement and that, in addition to the other remedies it may have, any Investor may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement. If any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

                  9.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  9.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  9.11 Gender. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be construed as though in the singular in all cases where they would so apply.

                  9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  9.13 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission (with confirmation thereof) or mailed by prepaid first class mail, return receipt requested, or mailed by overnight courier prepaid to (i) the Company, at 30831 Huntwood Avenue, Hayward, CA 94544, Facsimile No.: (510) 471-1595, with a copy to each of (I) the Law Offices of Laurie A. Miller, 1735 East Bayshore Road, Suite 29A, Redwood City, CA 94063, Attention: Laurie A. Miller, Esq. and (II) Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, NY 10103-3198,
Attention: Sheldon G. Nussbaum, Esq. or to (ii) any Series 1 Stockholder or any subsequent holder of shares of Company Stock subject to this Agreement, to the address of such holder as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party, with such copies to such persons as specified by the Company or the Series 1 Stockholder. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                           [Signature Page to Follow]

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                                 GLOBAL PHARMACEUTICAL CORPORATION


                                 By: __________________________________
                                     Name:
                                     Title:



                                 FLEMING US DISCOVERY FUND III, L.P.

                                 By: FLEMING US DISCOVERY PARTNERS, L.P.,
                                     its general partner

                                     By: FLEMING US DISCOVERY, LLC,
                                         its general partner

                                         By:_____________________________
                                            Robert L. Burr, member



                                 FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

                                 By: FLEMING US DISCOVERY PARTNERS, L.P.,
                                     its general partner

                                     By: FLEMING US DISCOVERY, LLC,
                                         its general partner

                                         By:_____________________________
                                            Robert L. Burr, member



                   [Signature Page to Stockholders' Agreement]

                                      CHINA DEVELOPMENT INDUSTRIAL
                                      BANK, INC.

                                      By: __________________________
                                              Name:
                                              Title:

                                      PRESIDENT (BVI) INTERNATIONAL
                                      INVESTMENT HOLDINGS, LTD.

                                      By: __________________________
                                              Name:
                                              Title:

                                        CHEMICAL COMPANY MALAYSIA (BERHAD)

                                      By: __________________________
                                              Name:
                                              Title:

                                      EUROC II VENTURE CAPITAL CORP.

                                      By: __________________________
                                                 Name:
                                                 Title:

                                      EUROC III VENTURE CAPITAL CORP.

                                      By: __________________________
                                              Name:
                                              Title:

                                      MULTIVENTURE TECHNOLOGIES, INC.

                                      By: __________________________
                                              Name:
                                              Title:

                                      TAI-I ELECTRIC WIRE & CABLE CO., LTD.

                                      By: __________________________
                                             Name:
                                             Title:


                   [Signature Page to Stockholders' Agreement]

                                      With respect to the obligations
                                      contained in Article III hereof
                                      only:


                                      KEY SENIOR EXECUTIVES


                                      --------------------------------------
                                      Charles Hsiao


                                      --------------------------------------
                                      Larry Hsu


                                      --------------------------------------
                                      Barry R. Edwards
























                   [Signature Page to Stockholders' Agreement]

                                                                      Schedule 1
                                                  to the Stockholders' Agreement



                              SERIES 1 STOCKHOLDERS



                                                    Number of shares Series 1
                                                    Convertible Preferred Stock
Name of Series 1 Stockholder                        (at the Effective Time)
----------------------------                        ---------------------------
FLEMING US DISCOVERY FUND III, L.P.                         43,093
FLEMING US DISCOVERY OFFSHORE FUND III, L.P.                 6,907
CHINA DEVELOPMENT INDUSTRIAL BANK, INC.                     55,000
PRESIDENT (BVI) INTERNATIONAL INVESTMENT                    55,000
HOLDINGS, LTD.
CHEMICAL COMPANY MALAYSIA (BERHAD)                          40,000
EUROC II VENTURE CAPITAL CORP.                               4,000
EUROC III VENTURE CAPITAL CORP.                              8,000
MULTIVENTURE TECHNOLOGIES, INC.                              3,000
TAI-I ELECTRIC WIRE & CABLE CO., LTD.                        5,000

                                                                      Schedule 2
                                                  to the Stockholders' Agreement


                           HOLDERS OF EXECUTIVE SHARES



                                                Number of Shares of Common Stock
Name of Key Senior Executive                    (at the Effective Time)
----------------------------                    --------------------------------
Charles Hsiao                                   3,341,864
Larry Hsu                                       1,940,828
Barry R. Edwards                                1,000

                                                                      Schedule 3
                                                  to the Stockholders' Agreement


                                   INVESTMENTS

1. 213,767 shares of Common Stock of Josman Laboratories, Inc.

                                                                      Schedule 4
                                                  to the Stockholders' Agreement



                                  INDEBTEDNESS

1. $5 million revolving credit facility with General Electric Capital Corporation ("GECC").

2. Loan from Pennsylvania Industrial Development Authority ("PIDA") commencing June 1, 1994, paid in monthly installments of $6,602 through May 1, 2009.

3. Loan from Philadelphia Industrial Development Corporation ("PIDC") payable in monthly installments of $3,672 commencing January 1, 1994, with a balance of $304,000 due on December 1, 2000.

4. Loan from PIDA payable in 180 monthly installments of $5,513, commencing September 1, 1997, through August 1, 2012.

5. Loan from the Delaware River Port Authority ("DRPA") payable in 120 monthly installments of $3,712 commencing September 1, 1997, through August 1, 2007.

6. Indebtedness incurred in connection with the build-out of a commercial scale manufacturing facility estimated to comprise approximately 20,000 square feet.

                                                                      Schedule 5
                                                  to the Stockholders' Agreement


                          TRANSACTIONS WITH AFFILIATES

None.

                                                                      Schedule 6
                                                  to the Stockholders' Agreement


                                      LIENS

1. Liens against property, inventory, plant, equipment, receivables and other assets as they relate to Company indebtedness as listed on Schedule 4.

                                                                       Exhibit A

                            Form of Joinder Agreement


[Impax Laboratories, Inc.]
[address]


Ladies and Gentlemen:

          In consideration of the [transfer] [issuance ] to the undersigned of ____ shares of Common Stock, $.01 par value per share, [Describe any other security being transferred or issued] of Impax Laboratories, Inc., a Delaware corporation (the "Company"), the undersigned, as a Transferee of [insert name of transferor], agrees that, as of the date written below, [he] [she] [it] shall become a party to, and a Transferee as defined in, that certain Stockholders' Agreement dated as of ____, 1999, as such agreement may have been or may be amended, modified or restated from time to time (the "Agreement"), among the Company and the persons named therein, and as a Transferee shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement that were applicable to the undersigned's transferor, as though an original party thereto and shall be deemed a [Fleming Holder] [Impax Holder] for purposes hereof.


                                     Executed as of the ___ day of _____, ____.

                                              TRANSFEREE:_________________

                                               Address:_______________________

                                                                       Exhibit B



                  FORM OF SERIES 1 CERTIFICATE OF DESIGNATIONS

                                                                       Exhibit C



           FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT